Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2008 FIRST QUARTER RESULTS

Salt Lake City, Utah, September 21, 2007: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2008 first quarter.

Schiff Nutrition’s net sales were $40.7 million for the three months ended August 31, 2007, compared to $45.7 million for the same period in fiscal 2007.  For the fiscal 2008 first quarter, Schiff Nutrition reported net income of $1.6 million, or $0.06 per diluted share, compared to net income of $3.3 million, or $0.12 per diluted share, for the same period a year ago.  As previously announced, the company recognized a pre-tax compensation charge of $3.0 million during its fiscal 2008 first quarter associated with the August 13, 2007 special dividend payment of $1.50 per share of common stock, including the dividend equivalents paid or payable with respect to certain equity awards.

Bruce Wood, President and Chief Executive Officer, stated, “Our first quarter sales performance approximated our internal expectations.  The decline in fiscal 2008 first quarter net sales, as compared to the year ago period, resulted primarily from a shift in the timing of certain customer promotions.  Accordingly, we believe our second and third quarter net sales will be positively impacted.  On the profitability front, we recorded a significant increase in our gross profit percentage, versus the year ago period.  At the same time, our operating margin, which included the special dividend charge, met our internal expectations for the fiscal 2008 first quarter.  We remain confident in our ability to compete in the highly competitive supplements arena and plan to continue to invest in our Schiff® branded business and our flagship Move Free® brand, in particular.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, September 21 at 11 a.m. ET.  The U.S. domestic access number is 866-770-7120.  International participants should dial 617-213-8065.  The participant pass code is 71803280.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through October 11, 2007.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 91532465.  The telephone replay will be available through September 25, 2007.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced; the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products; the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China); the mix between branded and private label products; the ability to grow and/or maintain branded and private label sales; the inability to enforce or protect our intellectual property rights against infringement; the inability to achieve cost savings and operational efficiencies; the inability to increase operating margins and increase revenues; the inability to successfully grow our export business; dependence on individual products, product lines and the joint care category; dependence on individual customers; the impact of competitive products and pricing (including private label), particularly in the joint care category; market and industry conditions (including demand for products and level of trade inventories); the success of product development; the inability to obtain customer acceptance of new product introductions; changes in laws and regulations, litigation and government regulatory action in the United States and internationally; the possibility of product recalls; the inability or increased cost to obtain adequate product liability and general insurance; insurance coverage limitations and exclusions; adverse publicity, scientific research, litigation, regulatory proceedings and other media attention regarding the consumption of nutritional supplements, particularly regarding the joint care category; the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition; changes in accounting standards; and other factors indicated from time to time in the company’s SEC reports (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained  therein), copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended August 31,
	2007	2006

Net sales	$40,727	$45,652
Cost of goods sold	24,306	28,536

Gross profit	16,421	17,116
Operating expenses:
Selling and marketing	6,756	8,289
Other operating expenses, net	7,813	4,495
Total operating expenses(1)	14,569	12,784

Income from operations	1,852	4,332
Other income, net	798	685

Income before income taxes	2,650	5,017
Income tax expense	1,002	1,754

Net income	$1,648	$3,263

Weighted average common shares outstanding – diluted	27,427	27,315

Net income per share—diluted	$0.06	$0.12

– More –

(1)  Three months ended August 31, 2007 include $3.0 million compensation charge associated with dividend equivalents paid or payable on stock options and certain restricted stock units.

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	August 31,	May 31,
	2007	2007
	(unaudited)

Cash and cash equivalents	$15,109	$34,463
Available-for-sale securities	24,005	45,817
Receivables, net	18,032	17,732
Inventories	25,475	23,698
Other current assets	2,683	4,143

Total current assets	85,304	125,853

Property and equipment, net	14,878	14,438

Other assets, net	5,707	4,788

Total assets	$105,889	$145,079

Current liabilities	$19,850	$20,984

Long-term liabilities	1,224	—

Stockholders’ equity	84,815	124,095

Total liabilities & stockholders’ equity	$105,889	$145,079

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